Exhibit 23.1

Assentsure PAC UEN – 201816648N 180B Bencoolen Street #03-01 The Bencoolen Singapore 189648 http://www.assentsure.com.sg

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated July 7, 2025, except for weighted average number of shares used in (loss) / earnings per share computation, Note 1, Note 2, Note 11 and Note 15 which are dated April 15, 2026 in the Registration Statement on Form F-1, under the Securities Act of 1933, as amended, with respect to the consolidated balance sheets of Wealth Management System Inc. and its subsidiary (collectively referred to as the “Company”) as of March 31, 2025 and 2024, the related consolidated statements of income and comprehensive income, changes in shareholder’s equity and cash flows for each of the years in the two year period ended March 31, 2025 and related notes.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Assentsure PAC

We have served as the Company’s auditor since 2025.

Singapore

April 15, 2026